                    AGREEMENT TO AMEND, CONSOLIDATE AND LEND

                              dated May, 31, 1995,

                                by and between

                FIRST INTERSTATE BANK OF NEVADA, N.A., as lender,

                                      and

              TRIMONT LAND COMPANY, a California corporation, doing
                        business as Northstar-At-Tahoe and
                  SIERRA-AT-TAHOE, INC., a Delaware corporation,
                                  as Borrowers

                               TABLE OF CONTENTS

ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.2   Closing of Loan . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.3   Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.4   Use of Proceeds; Permitted Acquisitions . . . . . . . . . . . .   6
      1.5   Notice of Advances  . . . . . . . . . . . . . . . . . . . . . .   7
      1.6   Reserve Requirements; Change in Circumstances . . . . . . . . .   7
      1.7   Change in Legality  . . . . . . . . . . . . . . . . . . . . . .   8
      1.8   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.9   Repayment; Reduction in Facility; Right of Prepayment . . . . .  10
      1.10  Place of Payment  . . . . . . . . . . . . . . . . . . . . . . .  11
      1.11  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      1.12  Security of Loan  . . . . . . . . . . . . . . . . . . . . . . .  11
      1.13  Non-use Fee . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      1.14  Letter of Credit Issuing Fee  . . . . . . . . . . . . . . . . .  13
      1.15  Costs of Loan . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   CONDITIONS TO OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . .  13
      2.1   Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . .  13
      2.2   Title Insurance Policy  . . . . . . . . . . . . . . . . . . . .  13
      2.3   Financial Information . . . . . . . . . . . . . . . . . . . . .  14
      2.4   No Adverse Changes in Financial Condition . . . . . . . . . . .  14
      2.5   Representations and Warranties True and Correct . . . . . . . .  14
      2.6   Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . .  14
      2.7   Corporate Resolutions . . . . . . . . . . . . . . . . . . . . .  14
      2.8   Other Matters . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   LOAN ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      3.1   Procedures for Advances . . . . . . . . . . . . . . . . . . . .  15
      3.2   Conditions to Advances  . . . . . . . . . . . . . . . . . . . .  15
      3.3   Advances or Amounts Outstanding in Excess of Maximum
              Permissible Loan Balance  . . . . . . . . . . . . . . . . . .  15

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  16
      4.1   Litigation Affecting Borrowers  . . . . . . . . . . . . . . . .  16
      4.2   Litigation Affecting the Collateral . . . . . . . . . . . . . .  16
      4.3   Financial Statements  . . . . . . . . . . . . . . . . . . . . .  16
      4.4   Contingent Obligations; Material Adverse Changes  . . . . . . .  16
      4.5   Information Furnished Regarding Loan  . . . . . . . . . . . . .  16
      4.6   Title to Collateral . . . . . . . . . . . . . . . . . . . . . .  16
      4.7   Intangible Personal Property  . . . . . . . . . . . . . . . . .  17
      4.8   Tax Liabilities . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.9   No Subsidiaries of Borrowers  . . . . . . . . . . . . . . . . .  17

      4.10  Representations Regarding Certain Extensions of Credit  . . . .  17
      4.11  Environmental Matters . . . . . . . . . . . . . . . . . . . . .  17
      4.12  Inapplicability of Certain Laws . . . . . . . . . . . . . . . .  18
      4.13  No Defaults By this Agreement . . . . . . . . . . . . . . . . .  18

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.1   Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.2   Punctual Payments . . . . . . . . . . . . . . . . . . . . . . .  18
      5.3   Other Payments  . . . . . . . . . . . . . . . . . . . . . . . .  18
      5.4   Maintenance of Existence and Rights; Conduct of Business  . . .  18
      5.5   Compliance with Law . . . . . . . . . . . . . . . . . . . . . .  19
      5.6   Compliance with Material Agreements . . . . . . . . . . . . . .  19
      5.7   Authorization and Approvals . . . . . . . . . . . . . . . . . .  19
      5.8   Issuance of Shares  . . . . . . . . . . . . . . . . . . . . . .  19
      5.9   Liquidations, Mergers, Consolidations and Disposition of
              Substantial Assets  . . . . . . . . . . . . . . . . . . . . .  19
      5.10  No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  20
      5.11  Operations and Properties . . . . . . . . . . . . . . . . . . .  20
      5.12  Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . .  20
      5.13  Borrowers' Financial Information  . . . . . . . . . . . . . . .  20
      5.14  Parent Financial Information  . . . . . . . . . . . . . . . . .  21
      5.15  Parent SEC and Other Reports  . . . . . . . . . . . . . . . . .  21
      5.16  Restrictions on Dividends . . . . . . . . . . . . . . . . . . .  21
      5.17  Leverage  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      5.18  Minimum Tangible Net Worth  . . . . . . . . . . . . . . . . . .  22
      5.19  Net Cash Flow to Fixed Charges Ratio  . . . . . . . . . . . . .  22
      5.20  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . .  23
      5.21  Subordinated Debt . . . . . . . . . . . . . . . . . . . . . . .  23
      5.22  Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . .  23
      5.23  ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . .  24
      5.24  Compliance Certificate  . . . . . . . . . . . . . . . . . . . .  24
      5.25  Notice to Bank  . . . . . . . . . . . . . . . . . . . . . . . .  25
      5.26  Restrictions on Real Estate Development Expenditures  . . . . .  25

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      6.1   Events of Default . . . . . . . . . . . . . . . . . . . . . . .  25
      6.2   Default Remedies  . . . . . . . . . . . . . . . . . . . . . . .  26
      6.3   Waiver of Default . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      7.1   Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . .  27
      7.2   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . .  27
      7.3   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      7.4   Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      7.5   Time of the Essence . . . . . . . . . . . . . . . . . . . . . .  30
      7.6   Materiality . . . . . . . . . . . . . . . . . . . . . . . . . .  30

      7.7   Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      7.8   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      7.9   Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.10  Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  32
      7.11  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.12  Attorney Fees  . . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.13  Other Documents  . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.14  Gender and Number  . . . . . . . . . . . . . . . . . . . . . . .  32
      7.15  Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . .  32
      7.16  Right to Act . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.17  "Tombstone" Advertisements; Bound Volumes  . . . . . . . . . . .  33
      7.18  Effect of this Agreement . . . . . . . . . . . . . . . . . . . .  33
      7.19  Obligations of Borrowers Joint and Several . . . . . . . . . . .  33
      7.20  Assignability of Bank's Rights . . . . . . . . . . . . . . . . .  33
      7.21  Incorporation of Recitals  . . . . . . . . . . . . . . . . . . .  34

INDEX OF DEFINITIONS AND TERMS . . . . . . . . . . . . . . . . . . . . . . .  35

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                    AGREEMENT TO AMEND, CONSOLIDATE AND LEND

THIS AGREEMENT TO AMEND, CONSOLIDATE AND LEND ("Agreement") is entered into this 31st day of May 1995, by and between FIRST INTERSTATE BANK OF NEVADA, N.A., as lender ("Bank"), and TRIMONT LAND COMPANY, a California corporation, doing business as Northstar-At-Tahoe ("Trimont"), and SIERRA-AT-TAHOE, INC., a Delaware corporation ("Sierra") as co-borrowers (jointly with Trimont, "Borrowers;" without distinguishing, each may be referred to as a "Borrower"), with reference to the following facts and circumstances:

                                   RECITALS:

A. Borrowers wish to obtain financing (such financing as is provided for hereunder, the "Loan") in the form of a reducing revolving line of credit consolidating a loan from Bank to Borrowers (the "Sierra Loan") with a loan from Bank to Trimont (the "Trimont Loan"), and providing additional credit for, among other things, the purpose of allowing Borrowers to acquire other resort properties. The Sierra Loan is a reducing revolving line of credit with original credit availability in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) and is documented in a Loan Agreement ("Sierra Loan Agreement") and a Secured Reducing Revolving Line of Credit Promissory Note (the "Sierra Note"), both of which are dated September 17, 1993. The Trimont Loan is documented by a Term Note in the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), a Secured Revolving Credit Note (collectively, the "Trimont Notes") with FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) original available credit, both of which are dated May 3, 1993, and by a Loan Agreement of the same date which sets up certain Sub-Credit Facilities in the original cumulative principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) as modified by the Addendum to Loan Agreement also dated May 3, 1993 ("Trimont Loan Agreement," collectively with Sierra Loan Agreement, "Loan Agreements").

B. It is the intent of Borrowers that in consolidating the above loans, that Sierra become a co-borrower on all obligations under this Agreement with Trimont.

C. Bank agrees to amend and consolidate the Sierra Loan and the Trimont Loan and to extend credit to Borrowers, in the form of a reducing revolving line of credit, in the cumulative amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), documented by a Secured Reducing Revolving Line of Credit Promissory Note and by this Agreement.

NOW THEREFORE, in consideration of the foregoing and other considerations hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I
                                    TERMS

1.1 GENERAL. Bank agrees to lend to either Borrower, and issue letters of credit for the account of either Borrower, up to an aggregate principal amount not to exceed the Maximum Permissible Loan Balance, subject to terms and conditions as set forth herein.

The Bank agrees to make advances from time to time on any Business Banking Day occurring prior to the Maturity Date equal to the amount of the advance requested by a Borrower to be made on such day. On the terms and subject to the conditions hereof, a Borrower may from time to time borrow, prepay and reborrow such advances.

On the terms and conditions hereinafter set forth, Bank hereby agrees from time to time on any Business Banking Day occurring prior to the Maturity Date to issue standby or documentary letters of credit for the account of a Borrower in accordance with the terms hereof, and to amend or renew letters of credit previously issued by it, in accordance with the terms hereof, in an aggregate amount not to exceed at any time the maximum aggregate L/C Exposure, which is TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). Within the foregoing limits, and subject to the other terms and conditions hereof, a Borrower's ability to obtain letters of credit shall be fully revolving and, accordingly, a Borrower may, during the foregoing period, obtain letters of credit to replace letters of credit which have expired or which have been drawn upon and reimbursed.

The "L/C Exposure" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding letters of credit issued hereunder, plus
(ii) the aggregate principal amount of all payments and disbursements made by the Bank under such letters of credit that have not yet been reimbursed at such time.

     a. Notice to Bank of Issuance Request. Each letter of credit shall be issued upon the submission of a completed application of a Borrower received by the Bank, subject to the Bank's normal underwriting procedures.

     b. Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Bank shall, on the requested date, issue a letter of credit for the account of a Borrower or amend or renew a letter of credit, as the case may be, in accordance with the Bank's usual and customary business practices.

     c. Notice to Bank of Amendment Request. From time to time while a letter of credit is outstanding and prior to the Maturity Date, the Bank shall, upon the written request of a Borrower received by the Bank, amend any letter of credit issued by it. Each such request for amendment of a letter of credit shall be made in writing, and shall specify in form and detail reasonably satisfactory to the Bank: (i) the letter of credit to be amended;
(ii) the proposed date of amendment of the letter of credit (which shall be a

Business Banking Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may require.

The Bank shall be under no obligation to amend any letter of credit, and shall not permit the amendment of any letter of credit, if: (i) the Bank would have no obligation at such time to issue such letter of credit in its amended form under the terms of this Agreement; (ii) the beneficiary of any such letter of credit does not accept the proposed amendment to the letter of credit; or (iii) any other party to such letter of credit does not accept the proposed amendment to the letter of credit

     d. Notice to Bank of Renewal Request. The Bank shall, while a letter of credit is outstanding and prior to the expiry date, at the option of a Borrower and upon the written request of a Borrower, authorize the renewal of any letter of credit issued by it. Each such request for renewal of a letter of credit shall be made in writing and shall specify in a form and detail reasonably satisfactory to the Bank: (i) the letter of credit to be renewed;
(ii) the proposed date of notification of renewal of the letter of credit (which shall be a Business Banking Day); (iii) the revised expiry date of the letter of credit; and (iv) such other matters as the Bank may require.

The Bank shall be under no obligation to renew any letter of credit, and shall not permit any renewal (including any automatic renewal) of a letter of credit, if the Bank would have no obligation at such time to issue or amend such letter of credit in its renewed form under the terms of this Agreement, or the beneficiary of any such letter of credit does not accept the proposed renewal of the letter of credit. If any outstanding letter of credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such letter of credit shall not be renewed, and if at the time of renewal the Bank would be entitled to authorize the automatic renewal of such letter of credit in accordance with this subsection (d) upon the request of a Borrower but the Bank shall not have received a request therefor from a Borrower with respect to such renewal or other written direction by a Borrower with respect thereto, the Bank shall nonetheless be permitted to allow such letter of credit to renew, and the Borrowers hereby authorize such renewal and, accordingly, the Bank shall be deemed to have received a notice from a Borrower requesting such renewal.

     e. Expiry of Letters of Credit. The Bank may, at its election, deliver any notices of termination or other communications to any letter of credit beneficiary or transferee, or take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such letter of credit to be a date not later than the Maturity Date.

     f. Certain Fees and Charges. A Borrower shall pay to the Bank, from time to time, on demand, the normal issuance, presentation, amendment and other processing fees and other standard costs and charges of the Bank relating to letters of credit as from time to time in effect.

     g. Uniform Customs and Practices. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce shall in all respects be deemed a part of this Article I as if incorporated herein and shall apply to the letters of credit.

The Loan shall be evidenced by a promissory note in the form of the Secured Reducing Revolving Line of Credit Promissory Note attached hereto as Exhibit "A" (the "Note"). The Loan and the Note shall be secured by the security documents described in Paragraph 1.12 below (the "Security Documents," and collectively with the Note, this Agreement, and all other documents required or provided for hereunder, the "Loan Documents"). Execution of the Note and the other Loan Documents by Borrowers and delivery of the Note and other Loan Documents to Bank shall constitute approval by Borrowers of all of the terms and conditions contained in the Note and other Loan Documents. The Loan is not assumable except as otherwise contemplated in Section 5.9 hereof.

1.2 CLOSING OF LOAN. The closing of the Loan (the "Closing") shall be the earlier of the date on which all of the conditions of the Bank's obligations, as set forth in Article II hereinbelow, have been satisfied (the "Closing Date"), or May 31, 1995 (the "Scheduled Closing Date"); provided, however, that if the conditions to Bank's obligations have not been satisfied or waived on or before the Scheduled Closing Date, then neither Bank nor Borrowers shall have any obligations hereunder except that Borrowers shall be required to pay all sums due under Paragraph 1.14 below and shall have no right to any refund of sums paid under Paragraph 1.14 below.

1.3 INTEREST RATE. Interest shall be calculated by applying a margin to the LIBOR Rate corresponding to the Borrowers' Funded Debt-to-Cash Flow Ratio defined as: consolidated interest-bearing indebtedness of the Borrowers determined as of each fiscal quarter end in accordance with GAAP, including
(a) the daily average of capitalized lease liabilities, (b) the daily average of the outstanding principal owing under this Agreement for the ninety- (90-) day period immediately preceding each fiscal quarter end, and (c) the daily average of all other interest-bearing indebtedness as of the end of the applicable fiscal period under review, DIVIDED BY the sum of (x) earnings before interest, taxes, depreciation and amortization for the Borrowers on a consolidated basis ("EBITDA") for the four consecutive fiscal quarters ending on such date and (y) with respect to each acquisition, merger or other business combination made by a Borrower during the four consecutive fiscal quarters of such Borrower immediately preceding the fiscal quarter end for which the ratio is then being calculated, the aggregate amount of earnings before interest, taxes, depreciation and amortization of the assets, capital stock, division or business group acquired in such acquisition, merger or other business combination (as reasonably allocable thereto) for the period beginning four fiscal quarters before the fiscal quarter end for which the ratio is then being calculated and ending on the date such acquisition, merger or other business combination was made, as follows:

             DEBT-TO-CASH FLOW RATIO:                LIBOR MARGIN:
                less than 1.5:1.0                        1.00%
                1.5:1.0 - 2.0:1.0                        1.125%
           more than 2.0:1.0 - 3.25:1.0                  1.25%


In the alternative, Borrowers may choose to calculate interest based on the "Reference Rate" which is the higher of Bank's Prime lending rate or the Federal Funds rate plus one-half of one percent (0.5%). Any change in the Reference Rate due to a change in the Bank's Prime lending rate or the Federal Funds rate, shall be effective on the effective date of such change in such Prime lending rate or Federal Funds rate, respectively. However, Borrowers' interest rate shall never be less than 25 basis points over Parent's applicable interest rate (as set out in the Quarterly Compliance Certificate, a sample of which is attached hereto as Exhibit "L-1" and is, by this reference incorporated herein) for two (2) consecutive quarters as certified on the Quarterly Compliance Certificate. Should the LIBOR Rate plus the applicable margin for any Interest Period be determined to be less than 25 basis points over Parent's applicable interest rate for two (2) consecutive quarters, as reported on the most recent Quarterly Compliance Certificate delivered prior to the determination of such LIBOR Advance, then the Borrowers' interest rate for the Interest Period of such LIBOR Advance shall be equal to 25 basis points over Parent's applicable interest rate calculated as described above. Should the Reference Rate be determined to be less than 25 basis points over Parent's applicable interest rate for two (2) consecutive quarters, as reported on the most recent Quarterly Compliance Certificate delivered prior to the determination of such Reference Rate Advance, then the Borrowers' interest rate for such Reference Rate Advance shall be equal to 25 basis points over Parent's applicable interest rate, calculated as described above.

LIBOR Rates (adjusted for reserves, if incurred) will be available for periods of one, two, three or six months ("Interest Period").

 "LIBOR" shall mean, with respect to any LIBOR loan for any Interest Period, the rate per annum as published on the applicable Business Banking Day in "Telerate Systems Reports" by the British Bankers Association for interest settlement rates relating to the London interbank offerings as of 11:00 a.m., London, England, time on the date that is four (4) Business Banking Days prior to the commencement of the applicable Interest Period or, if not published on that date, then on the next published date, for the number of months comprised to which rate shall be added the appropriate LIBOR margin. The LIBOR Rate shall be adjusted for Eurocurrency reserves, if incurred.

"LIBOR Rate" is calculated by dividing LIBOR by the difference of one (1) minus the Eurocurrency reserve requirement, if applicable.

The Borrowers shall have the right at any time upon prior irrevocable notice to the Bank (i) not later than 11:00 a.m., San Francisco time, on the date of conversion, to convert all or any portion of any LIBOR Advance into a Reference Rate Advance, (ii) not later than

11:00 a.m., San Francisco time, on the date that is four (4) Business Banking Days prior to the date of conversion, to convert all or any portion of any Reference Rate Advance into a LIBOR Advance, and (iii) not later than 11:00 a.m., San Francisco time, on the date that is four (4) Business Banking Days prior to conversion, to convert all or any portion of the Interest Period with respect to any LIBOR Advance to another permissible Interest Period, as described in such notice. If the Borrowers have not given notice in accordance with this paragraph 1.3 to continue any LIBOR Advance into a subsequent Interest Period (and shall not have given notice to convert such Advance), such Advance shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into a Reference Rate Advance.

In the event and on each occasion that on the day two (2) "Business Banking Days" (a Business Banking Day is any day (other than a Saturday or Sunday) in which the Bank is open to the public to conduct its business) prior to the commencement of any Interest Period for a LIBOR Advance as defined in Section
1.5 below, the Bank shall have determined that dollar deposits in the principal amounts of the LIBOR Advance are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining its LIBOR Advance during such Interest Period, or that reasonable means do not exist for ascertaining the LIBOR Rate, the Bank shall, as soon as practicable thereafter, give written, faxed or telexed notice of such determination to the Borrowers. In the event of any such determination, any request by the Borrowers for a LIBOR Advance shall, until the Bank shall have advised the Borrowers that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a draw under the Reference Rate. Each determination by the Bank hereunder shall be conclusive absent manifest error.

1.4 USE OF PROCEEDS; PERMITTED ACQUISITIONS. Unless the Bank has agreed otherwise in a writing provided by it to the Borrowers, the Loan proceeds may only be used for or with respect to: (i) non-hostile acquisitions, mergers or other business combinations by a Borrower or an affiliate of a Borrower of an existing ski resort or golf course, provided that the aggregate purchase price for each such acquisition, merger or other business combination is less than or equal to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if the purchase price exceeds such amount, the Bank has consented thereto (which consent will be reasonably granted) prior to the closing of such transaction (in connection therewith, the Bank agrees to use its best efforts to respond to such request within ten (10) Business Banking Days following the date of such request); and (ii) general working capital purposes of the Borrowers and their subsidiaries provided that the aggregate outstanding principal amount of advances used for working capital purposes shall not at any time exceed FIFTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($15,500,000.00) absent written approval of Bank to do otherwise.

Once an acquisition, merger or other business combination is completed, any acquired entity which remains intact shall sign the Note as an additional maker and its stock shall be hypothecated to Bank at Bank's discretion.

If a Borrower wishes to acquire, merge with or enter into another business combination with any other Person, such Borrower will deliver to the Bank, prior to the closing of any such transaction, a written notice thereof, containing a description in detail reasonably satisfactory to the Bank of the businesses, Persons and assets proposed to be acquired and the terms and conditions of such proposed transaction. In the case where the aggregate purchase price for any such transaction exceeds TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), then such notice shall also include (i) such financial statements for the prior fiscal year for the Persons, businesses or other assets which such Borrower proposes to acquire as may be reasonably requested by the Bank, and (ii) PRO FORMA financial statements of such Borrower and a Compliance Certificate substantially in the form of Exhibit "L-1" or "L-2," as the case may be, demonstrating to the reasonable satisfaction of the Bank that, immediately upon the consummation of such transaction, the Borrower is in compliance with the terms hereof.

1.5 NOTICE OF ADVANCES. Borrowers shall give Bank written or faxed notice (or telephone notice promptly confirmed in writing or by fax) (a) in the case of a LIBOR Advance, not later than 11:00 a.m., San Francisco time, four (4) Business Banking Days before a proposed draw and (b) in the case of a Reference Rate Advance, not later than 11:00 a.m., San Francisco time, on the date of a proposed draw. Such notice shall be irrevocable and shall, in each case, refer to this Agreement and specify (a) the date of such draw (which shall be a Business Banking Day); (b) the amount thereof; (c) whether such draw shall apply the Reference Rate ("Reference Rate Advance") or the LIBOR Rate ("LIBOR Advance"); and (d) the Interest Period, if the draw is a LIBOR Advance.

1.6  RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES.

     a. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to Bank or the principal of or interest on any LIBOR Advance made by Bank (other than changes in respect of taxes imposed on the overall net income of Bank), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets or, deposit with or for the account of or credit extended by Bank (except any such reserve requirement which is reflected in the LIBOR Rate) or shall impose on Bank or the London interbank market any other condition affecting this Agreement or LIBOR Advances made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Advance or to reduce the amount of any sum received or receivable by Bank hereunder or under the Note (whether of principal, interest or otherwise) by an amount deemed by Bank to be material, then the Borrowers will pay to Bank upon demand such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

     b. If Bank determines that the applicability of any law, rule, regulation, agreement or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in the any of the foregoing or in the interpretation or administration of any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or any lending office of Bank) or Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank of comparable agency, has or would have the effect of reducing the rate of return on Bank's capital or on the capital of Bank's holding company as a consequence of this Agreement or the LIBOR Advances made by Bank pursuant hereto to a level below that which Bank or Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration Bank's policies and the policies of Bank's holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time upon demand, the Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank or Bank's holding company for any such reduction suffered.

     c. A certificate of Bank setting forth such amount or amounts as shall be necessary to compensate Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay Bank the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

     d. Failure on the part of Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of Bank's right to demand compensation with respect to such period or any other period.
 The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability or the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

1.7  CHANGE IN LEGALITY.

     a. Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Bank to make or maintain any LIBOR Advance or to give effect to its obligations as contemplated hereby with respect to any LIBOR Advance, then, by written notice to the Borrowers, Bank may:

         (i) declare that LIBOR Advances will not thereafter be made by Bank hereunder, whereupon any request by the Borrowers for a LIBOR Advance shall be deemed a request for a Reference Rate Advance unless such declaration shall be subsequently withdrawn; and

         (ii) require that all outstanding LIBOR Advances made by it be converted to Reference Rate Advances, in which event all such LIBOR Advances shall be automatically converted to Reference Rate Advances as of the effective date of such notice as provided in paragraph (b) below.

In the event Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Advances that would have been made by Bank or the converted LIBOR Advances of Bank shall instead be applied to repay the Reference Rate Advances made by Bank in lieu of, or resulting from the conversion of, such LIBOR Advances.

     b. For purposes of this Section 1.7, a notice to Borrowers by Bank shall be effective as to each LIBOR Advance, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Advance; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

1.8 INDEMNITY. The Borrowers shall indemnify Bank against any loss or expense which Bank may sustain or incur as a consequence of

     a. any failure by the Borrowers to fulfill on the date of any advance hereunder the applicable conditions set forth in Article II,

     b. any failure by the Borrowers to borrow hereunder after irrevocable notice of such advance or refinancing has been given pursuant to Section 1.5,

     c. any prepayment of a LIBOR Advance required by any other provision of this Agreement or otherwise made or deemed made on a date other than quarterly or on the last day of the Interest Period applicable thereto, as required by Article I hereof,

     d. any default in payment or prepayment of the principal amount of the outstanding balance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), or

     e. the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to affect or maintain the Loan or any part thereof as a LIBOR

Advance. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by Bank, of

         (i) its cost of obtaining the funds for the outstanding balance or the portion thereof being paid, prepaid or not borrowed (assumed to be the LIBOR Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for a LIBOR Advance (or, in the case of a failure to borrow, the Interest Period for a LIBOR Advance which would have commenced on the date of such failure) over

         (ii) the amount of interest (as reasonably determined by Bank) that would be realized by Bank in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of Bank setting forth any amount or amounts which Bank is entitled to receive pursuant to this Section 1.8 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

1.9 REPAYMENT; REDUCTION IN FACILITY; RIGHT OF PREPAYMENT. Borrowers shall pay all accrued interest upon Reference Rate Advances quarterly in arrears on the last day of each January, April, July and October (or, if Bank is not open for business on that day, the next succeeding day on which Bank is open for business). Interest on LIBOR loans is payable on the last day of the applicable Interest Period, but in no case less frequently than quarterly.

The outstanding principal balance of each LIBOR Advance shall be payable on the last day of the Interest Period applicable to such LIBOR Advance and on the Maturity Date.

Subject to the provisions of the next succeeding paragraph, the Maximum Permissible Loan Balance shall be reduced as follows:

               PERIOD ENDING:                REDUCTION AMONT:
               April 30, 1996                  $2,528,571.00
               April 30, 1997                  $2,528,571.00
              October 30, 1997                 $2,071,428.00
               April 30, 1998                  $4,599,999.00
               April 30, 1999                  $4,599,999.00


If an initial advance hereunder for purposes of an acquisition permitted hereby is made prior to October 30, 1997, then (i) the Maximum Permissible Loan Balance shall be reduced on April 30 of each year by an amount equal to FOUR MILLION FIVE HUNDRED NINETY-NINE THOUSAND NINE HUNDRED NINETY NINE AND NO/100 DOLLARS ($4,599,999.00) commencing on the April 30 next occurring thereafter (or the date of such acquisition, if it occurs on April 30) and
(ii) the commitment reduction schedule set forth in the immediately preceding paragraph shall no longer be applicable.

All remaining principal and accrued interest shall be due and payable on the Maturity Date.

The Maximum Permissible Loan Balance will be reduced each period by the required principal reductions set forth above.

Any amount outstanding under the Note may be prepaid at any time, without penalty, but no such prepayment shall modify, reduce, or delay the repayment obligations hereof. Borrowers may, from time to time in their discretion, seek advances under the Loan in accordance with the provisions of Article III hereinbelow; provided, however, that, except to the extent of accrued interest not yet due for payment, the amount outstanding under the Loan may at no time exceed the Maximum Permissible Loan Balance. The "Maximum Permissible Loan Balance" shall initially be THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), but the Maximum Permissible Loan Balance then in effect shall be subject to reduction in accordance with the terms of this Paragraph 1.9.

Prepayment may be made upon at least three (3) Business Banking Days' prior written or faxed notice (or telephone notice promptly confirmed by written or faxed notice) to the Bank; PROVIDED, HOWEVER, that each partial prepayment shall be in an amount which is an integral multiple of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) and not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00). Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such amount stated therein on the date stated therein. All prepayments shall include accrued interest on the principal amount being prepaid to the date of payment and shall be applied to payment of interest before application to principal.

On the date of any termination or reduction of the Maximum Permissible Loan Balance pursuant to this Section 1.9, the Borrowers shall pay or prepay so much of the outstanding balance as shall be necessary in order that the aggregate principal amount of the outstanding balance will not exceed the Maximum Permissible Loan Balance after giving effect to such termination or reduction.

1.10 PLACE OF PAYMENT. Payments under the Note shall be made to the Bank at First Interstate Bank of Nevada, N.A., Corporate Banking Division, #727-R, One East First Street, Reno, Nevada, 89501, or at such other place and/or person as Bank may designate in writing. Wire transfers may be sent using ABA #121200019 or to such other number as Bank may designate in writing.

1.11 TERM. The Maturity Date of the Note and of this Loan is May 31, 2000.

1.12 SECURITY FOR LOAN. The Loan and all advances thereunder shall be secured by a Deed of Trust and Assignment of Rents, Issues and Profits (the "Deed of Trust"), as amended, upon the property described therein (including any and all water rights and leasehold estates) or in any exhibit(s) thereto (the "Real Property"), a Special Covenants and Agreements Regarding Ski Permits (the "Special Covenants"), as amended, an Agreement Concerning First Interstate Bank Nevada Loan for Holder Term Special Use Permit No. 4185 (the "Ski Permit Agreement"), a Security Agreement from each of Sierra and Trimont (the "Security Agreements"), as amended, upon the property described therein or in any exhibit(s) thereto including fixtures (the "Personal Property"), an Assignment of Permits, Licenses, Variances, Approvals, Plans and Specifications (the "Assignment of Permits"), as amended, from each of Sierra and Trimont, an Environmental Indemnity from each of Sierra and Trimont (the "Indemnities"), as amended, on or with respect to the Real Property and the real property which is the subject to the Ski Permit Agreement, and a Pledge Agreement (the "Pledge Agreement"), as amended, from Parent over all of the outstanding capital stock in Sierra and Trimont. Bank's rights under the Loan shall further be supported by the subordination (pursuant to the "Subordination Agreement") by Parent to Bank of all amounts owed to Parent by either of Borrowers other than in the ordinary course of business. Copies of the forms of Deed of Trust, Ski Permit Agreement, Special Covenants, Security Agreements, Assignment of Permits, Indemnities, Pledge Agreement and amendments thereto, together with the Subordination Agreement are attached hereto as Exhibits "B", "C," "D," "E-1," "E-2," "F-1," "F-2," G-1," "G-2," "H" and "I,"
respectively. The Deed of Trust and all amendments thereto, together with the Assignment of Permits and all amendments thereto, have been or shall be recorded with the County Recorder of the appropriate county in California. Financing Statements on Form UCC-1 ("UCC-1s") to perfect the Security Agreement have been recorded with the County Recorder of the appropriate county in California, and with the Secretary of State of the State of California. Copies of the UCC-1s are attached hereto as Exhibits "J-1," "J-2," "J-3" and "J-4." Original certificates (the "Stock Certificates") evidencing all of the capital stock of Sierra and Trimont have been delivered to the Pledgeholder under the Pledge Agreement. Upon acquisition of an entity by either or both of the Borrowers, the assets of that entity shall, at Bank's sole discretion, become collateral for the Loan. The interests, title and property identified in Exhibits "B" through "J," together with the assets of any entity acquired in the future which become collateral for this Loan are, collectively, the "Collateral."

1.13 NON-USE FEE. Borrowers shall pay to Bank non-use fees in respect to the Loan calculated on the daily average unfunded availability (based on the then-applicable Maximum Permissible Loan Balance in effect from time to time) for the ninety- (90-) day period immediately preceding each such fiscal quarter end, payable quarterly in arrears, and on the Maturity Date, and will be based upon the Borrowers' Funded Debt-to-Cash Flow Ratio and will be tiered as follows:


               DEBT-TO-CASH FLOW RATIO                  FEE
                                                    (PER ANNUM)
                  Less than 1.5:1.0                   0.1875%
                 1.5:1.0 to 2.0:1.0                   0.25%
            More than 2.0:1.0 to 3.25:1.0             0.3125%


No commitment fee will be charged.

1.14 LETTER OF CREDIT ISSUING FEE. The Borrowers agree to pay to the Bank an issuing fee for each letter of credit, for the period from and including the date of issuance of such letter of credit to (but not including) the date upon which such letter of credit expires, based upon the percentage set forth below (which is a percentage of the face amount of the letter of credit then being issued) that corresponds to the Borrowers' Funded Debt to Cash Flow Ratio as follows:

          DEBT-TO-CASH FLOW RATIO            LETTER OF CREDIT FEE
                                                  (PER ANNUM)
                                          (SET AT ISSUANCE OF CREDIT)
             Less than 1.5:1.0                      1.1875%
             1.5:1.0 to 2.0:1.0                     1.25%
       More than 2.0:1.0 to 3.25:1.0                1.3125%


The letter of credit fee shall be payable on date of issuance .

1.15 COSTS OF LOAN. Borrowers agree to pay any and all reasonable out-of-pocket costs and expenses of Bank incurred in connection with the Loan, including, without limitation, those in respect of appraisals, environmental audits, title insurance, legal fees (not to exceed TWELVE THOUSAND FIVE HUNDRED AND N0/100 DOLLARS ($12,500.00)), recording fees and escrow fees.

                                  ARTICLE II
                          CONDITIONS TO OBLIGATIONS

Bank's obligations hereunder are subject to and conditioned upon satisfaction of each of the following conditions:

2.1 LOAN DOCUMENTS. Bank shall have received fully executed and completed, to its satisfaction, originals of all Loan Documents, and all recordings, filings, and other deliveries necessary to the perfection of each of Bank's security interest shall have been duly completed.

2.2 TITLE INSURANCE POLICY. Borrowers shall have received an endorsement of the ALTA Policy of title insurance (the "ALTA Title Insurance Policy") issued by Stewart Title Insurance Company in the amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00), insuring Bank without exception, further insuring against loss or change in priority as a result of the filing of any lien or special assessment for material or work under construction or completed, and containing full coverage against mechanics' liens, insuring that buildings and foundations on the Real Property do not encroach upon any easement or upon property not owned by Trimont, except as shown in said policy as exceptions approved by Bank, and otherwise in form and substance and of coverage content, as Bank may require.

2.3 FINANCIAL INFORMATION. Bank shall have received from Borrowers such financial information concerning Borrowers and FIBREBOARD Corporation, a Delaware corporation ("Parent") as Bank may reasonably require (including consolidating work papers with respect to Borrowers and Parent) and such financial information shall have been acceptable to Bank in form and substance. Further, Borrowers shall have each furnished to Bank a certificate (the "Closing Certificates," which shall be executed by each of the Borrowers' chief financial officers and shall be substantially in the form of Exhibits "K-1," "K-2," and "K-3" attached hereto), certifying (a) that all financial statements provided to the Bank have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and , subject to any adjustments which may be required as a result of an audit of Parent's 1995 consolidated financial statements, fairly present the financial position and results of operations of Borrowers and/or Parent for the periods presented or, as the case may be, at the dates thereof and (b) as to such other matters as are provided for in this Agreement and such other matters as Bank may reasonably require.

2.4 NO ADVERSE CHANGES IN FINANCIAL CONDITION. No material adverse change shall have occurred in either of the Borrowers' financial conditions from the date of its most recent financial statements through the Closing Date, and Borrowers shall have each furnished to Bank certification to such effect in the Closing Certificates.

2.5 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. Each of the representations and warranties contained in Article IV below shall be true and correct in all material respects and Borrowers shall have furnished to Bank a certificate dated the Closing Date, from a senior officer of each Borrower, to such effect.

2.6 OPINION OF COUNSEL. Borrowers shall have furnished or caused to be furnished to Bank one or more opinions of Borrowers' and/or Parent's counsel(s) which counsel(s) shall be acceptable to Bank and Bank's counsel, which opinions shall be in form and substance acceptable to Bank and Bank's counsel, which opinion(s) shall provide that (a) Trimont and Sierra are California and Delaware corporations, respectively, duly organized and existing pursuant to the laws of the States of California and Delaware, respectively, and both are presently in good standing and authorized to do business in the State of California, and (b) the Loan, if enforced according to its terms as expressed in the Note, is not usurious under the existing applicable laws of the State of California.

2.7 CORPORATE RESOLUTIONS. Bank shall have received copies, certified by the corporate secretary of Borrowers and of Parent, as the case may be, as true, complete and in full force and effect as of the Closing Date, and authorizing (a) with respect to Borrowers, their receipt of the Loan and execution and delivery of each of the Loan Documents and any related documents which such Borrowers are required to execute and deliver hereunder or otherwise in connection with the Loan and (b) with respect to Parent, its execution and delivery of the Pledge Agreement, the Subordination Agreement, and any related documents which it is required to execute and deliver hereunder or otherwise in connection with the Loan, and its delivery of the Certificates in order to perfect the Pledge Agreement.

2.8 OTHER MATTERS. Bank shall have received such further instruments, agreements and documents of any kind or nature as it may require and/or certificates or other affirmation(s) of such other factual matters as it may require.

                                 ARTICLE III
                                LOAN ADVANCES

Advances in respect of the Loan shall be made in accordance with the following terms and conditions:

3.1  PROCEDURES FOR ADVANCES.  Advances under the Loan shall be made after
(a) Bank's receipt of a Loan Disbursement Instructions Form to be supplied by Bank (the "Loan Disbursement Instructions Form," which may be modified from time to time by Bank) executed by a Borrower and designating the account(s) to which such advances shall be made and (b) satisfaction of each of the conditions to Advances set forth in Paragraph 3.2 hereinbelow.

3.2 CONDITIONS TO ADVANCES. The obligations of Bank to make any advances under the Loan is subject to the satisfaction prior to funding any such advance request of Borrowers of each of the following conditions: (a) the outstanding balance on the Loan shall not at such time exceed the amount permitted under this Agreement; (b) the representations and warranties contained in Article IV of this Agreement and in each of the other Loan Documents is correct as of the date of each advance, no Event of Default hereunder or under any of the other Loan Documents shall have occurred and be continuing as of the date of each advance, Borrowers shall not otherwise be in breach hereof or of any of the other Loan Documents as of the date of each advance, no material adverse change shall have occurred in Borrowers' financial condition from the most recent date for which financial statements were provided by Borrowers to Bank to the date of such advance, and Bank shall have received, dated as of the date of each advance, a certificate to the foregoing effects and otherwise in form and of substance established by Bank signed by representatives of Borrowers; (c) Bank shall have received such other instruments, agreements, documents, certifications, and affirmations as it may require; and (d) the Maturity Date shall not have occurred.

3.3 ADVANCES OR AMOUNTS OUTSTANDING IN EXCESS OF MAXIMUM PERMISSIBLE LOAN BALANCE. If, for any reason, Bank determines and notifies Borrowers that the amount outstanding on the Loan exceeds the Maximum Permissible Loan Balance, or that any other monetary deficiency exists hereunder, and Bank demands that Borrowers deposit with Bank an amount equal to such deficiency as determined by Bank, then Borrowers shall comply with such demand within twenty (20) days from the date thereof and the judgment of Bank shall be final and conclusive in all such respects. Failure by Borrowers to comply with this Paragraph shall constitute an Event of Default under the terms of this Agreement and under the other Loan Documents.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

For the express purpose of inducing Bank to enter into this Agreement, Borrowers represent and warrant, which representations and warranties shall be true and correct as of the Closing and shall survive the execution of this Agreement and the Closing Date, that except as set forth on schedules delivered by Borrowers to the Bank on or prior to the Closing Date:

4.1 LITIGATION AFFECTING BORROWERS. To the best of each Borrowers' knowledge, there are not proceedings, pending or threatened, before any court or agency which may affect in a material adverse manner the financial condition of either of Borrowers.

4.2 LITIGATION AFFECTING THE COLLATERAL. There is no pending litigation that currently or, to the best of each of Borrowers' knowledge, in the future will materially adversely affect the value of the Collateral. Borrowers shall indemnify and hold Bank harmless from any claim or damage which Bank may sustain in connection with any claim being made against Bank or against the Collateral, including all reasonable legal fees and other expenses incurred by Bank in connection with the defense of any such claim or the protection of its interest in the Collateral.

4.3 FINANCIAL STATEMENTS. All financial statements submitted by Borrowers and by Parent have been prepared in accordance GAAP and, subject to any adjustments which may be required as a result of an audit of Parent's consolidated financial statements, fairly present the financial position and results of operations of Borrowers and/or Parent for the periods presented or, as the case may be, at the dates thereof.

4.4 CONTINGENT OBLIGATIONS; MATERIAL ADVERSE CHANGES. Borrowers do not have any material contingent obligations, contingent liabilities, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in the financial statements submitted to Bank. At the present time, there are no material unrealized or unanticipated losses from any unfavorable commitments of either of Borrowers. Since the date of the latest of such statements, there has been no material adverse change in the financial condition of either of Borrowers from that set forth in the financial statements.

4.5 INFORMATION FURNISHED REGARDING LOAN. All written information (including any financial information) furnished by either of Borrowers or by Parent to Bank in connection with the Loan is true and accurate in all material respects.

4.6 TITLE TO COLLATERAL. Borrowers have good and clear title to the property constituting Collateral and the same is not subject to any mortgages, deeds of trust, pledges, security interests, or other encumbrances other than those permitted by this Agreement (including current operating leases) or title insurance or, in the reasonable discretion of Bank, minor defects in the title that do not interfere with the ability to conduct business as presently conducted.

4.7 INTANGIBLE PERSONAL PROPERTY. Borrowers, as of the date hereof, each possess all necessary trademarks, trade names, copyrights, patents, patents rights and licenses to conduct their respective businesses as now operated without any known conflict with the trademarks, trade names, copyrights, patents, patent rights and licenses of others except as set forth in the Closing Certificates and except as otherwise could not reasonably be expected to result in a Material Adverse Effect.

4.8 TAX LIABILITIES. Borrowers have filed all applicable state and federal tax returns through the taxable year ended December 31, 1993. All applicable state and federal tax returns for the taxable year ended December 31, 1994, have been either filed or properly extended and each Borrower shall file such returns on of before the extension due dates. Borrowers have paid all applicable state and federal taxes, except such as either of the Borrowers may in good faith contest or as to which a BONA FIDE dispute may arise; provided, however, that provision is made to the reasonable satisfaction of Bank for eventual payment thereof in the event that it is found that the same is a lawful obligation of either Borrower.

4.9 NO SUBSIDIARIES OF BORROWERS. There is no Subsidiary of Borrowers except as a result of an acquisition not prohibited hereby. "Subsidiary" refers to any entity as to which either of the Borrowers hold a majority of the voting power with respect to any series of class of securities.

4.10 REPRESENTATIONS REGARDING CERTAIN EXTENSIONS OF CREDIT. Borrowers are not engaged, nor during the term of the Loan will be engaged principally or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations G, T and U of the Board of Governors of the Federal Reserve System).

4.11 ENVIRONMENTAL MATTERS. Except as disclosed in that certain Report on Water Supply and Wastewater Treatment Facilities Sierra Ski Ranch, Environmental Site Assessment Sierra Ski Ranch -- Phase I Investigation, Environmental Site Assessment Phillips Property -- Phase I Investigation, and Environmental Site Assessment Huckleberry Property -- Phase I Investigation, each dated July 9, 1993, and each prepared by Roy C. Hampson & Associates (collectively, the "Environmental Reports"), and except as otherwise could not reasonably be expected to result in a Material Adverse Effect, Borrowers have, to their best respective knowledge, each complied with all applicable state and federal laws and regulations relating to environmental quality with respect to the Collateral. Neither of Borrowers is aware that it (respectively) is under investigation by any state or federal agency designed to enforce said laws and regulations with respect to a material violation.

4.12 INAPPLICABILITY OF CERTAIN LAWS. Neither of the Borrowers nor Parent nor any affiliate of any of them is subject to the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any other statute or regulation restricting the execution or performance of this Agreement or any performance in connection therewith by any of either of Borrowers, Parent or any affiliate thereof.

4.13 NO DEFAULTS BY THIS AGREEMENT. The making and performance by Borrowers of this Agreement does not violate any provision of law, or result in a breach of or constitute a default under any agreement, indenture or other instrument to which either of Borrowers are a party or by which either of them may be bound, which, in any such case, could reasonably be expected to result in a Material Adverse Effect.

                                  ARTICLE V
                                  COVENANTS

5.1 VALIDITY. This Agreement has been duly authorized, executed and delivered by each of the Borrowers, and is a valid and binding agreement of each of them, and this Agreement, the Note and the other Loan Documents will, upon execution and delivery thereof, be binding obligations of Borrowers (to the extent a party thereto) in accordance with their respective terms.

5.2 PUNCTUAL PAYMENTS. Borrowers shall punctually pay the interest and principal of the Loan and any other sums due hereunder at the times and place(s) and in the manner(s) specified herein.

5.3 OTHER PAYMENTS. Borrowers shall pay and discharge when due any and all material Indebtedness (which is defined as interest-bearing debt), obligations, assessments, taxes, real and personal, including federal and state income taxes, except such as either of the Borrowers may in good faith contest or as to which a BONA FIDE dispute may arise; provided, however, that provision is made to the reasonable satisfaction of Bank for eventual payment thereof in the event that it is found that the same is a lawful obligation of either Borrower.

5.4 MAINTENANCE OF EXISTENCE AND RIGHTS; CONDUCT OF BUSINESS. Borrowers shall preserve and maintain their respective corporate existences and all of their respective rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses, and conduct their respective businesses in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations and orders of any Governmental Authority, a breach of which could reasonably be expected to have a Material Adverse Effect. "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over Borrowers, or any of their respective businesses, operations or properties. "Material Adverse Effect" means any (a) material adverse effect whatsoever upon the validity, performance or enforceability of any Loan Documents, (b) material adverse effect upon the financial condition or business operations of either of the Borrowers, (c) material adverse effect upon the ability of either of the Borrowers to fulfill its obligations under the Loan Documents, or (d) event or other matter which causes an Event of Default or any event or other matter which, with notice or lapse of time or both, could reasonably be expected to become an Event of Default.

5.5 COMPLIANCE WITH LAW. Borrowers shall, where a Material Adverse Effect could be reasonably expected to result, comply with all applicable laws, rules, regulations, and all orders of any Governmental Authority applicable to any of them or any of them or affecting any of their respective properties or businesses.

5.6 COMPLIANCE WITH MATERIAL AGREEMENTS. Borrowers shall comply in all material respects with all material agreements, indentures, mortgages or documents binding on any of them or affecting any of their respective properties or businesses.

5.7 AUTHORIZATION AND APPROVALS. Borrowers shall promptly obtain, from time to time at their own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable them to comply with their obligations hereunder and the other Loan Documents.

5.8 ISSUANCE OF SHARES. Borrowers shall not sell or otherwise dispose of, any shares of their capital stock or other securities, rights, warrants or options to purchase or acquire any of either Borrower's shares.

5.9 LIQUIDATIONS, MERGERS, CONSOLIDATIONS AND DISPOSITION OF SUBSTANTIAL ASSETS. Except as provided in paragraph 1.4 herein, Borrowers shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any Person, or sell, transfer, lease or otherwise dispose of all or any substantial part of their respective property or assets or business (except, in the ordinary course of business, to sell or otherwise dispose of obsolete equipment); provided, however, that the foregoing shall not operate to prevent a merger, acquisition or other business combination of any Person with either Borrower if Borrowers shall be the surviving or continuing corporation and, after giving effect to such merger, acquisition or other business combination: (a) Borrowers or their successors shall be in full compliance with the terms of this Agreement and (b) the management of such Borrower shall be substantially unchanged. "Person" shall include an individual, a corporation, a joint venture, a general or limited partnership, a limited liability company, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof; the term "substantial part" as used in this Paragraph only shall mean ten percent (10%) or more of such property or assets of either of the Borrowers.

5.10 NO SUBSIDIARIES. Neither of Borrowers shall, at any time, have or maintain any Subsidiaries, except in connection with an acquisition, merger or other business combination not prohibited hereby or upon prior written consent of Bank.

5.11 OPERATIONS AND PROPERTIES. Borrowers shall act prudently and in accordance with customary industry standards in managing or operating their respective assets and properties which are necessary to the conduct of their respective businesses.

5.12 INSURANCE COVERAGE. Borrowers shall at all times maintain the following policies of insurance coverage (or self-insurance in accordance with industry practices): (a) policies of fire, flood (if the Property is located in a Flood Hazard Zone A or, if it is not, a statement verifying the fact that Flood Insurance is not required), and hazard insurance (the "Property Damage Insurance Policies") with extended coverage, insuring (including for property damages) all Collateral that now exists or is hereafter constructed in an amount equal to all sums owing Bank or the maximum full insurable value of such buildings, improvements, furnishings, other contents, fixtures, and equipment, whichever is less (which policies shall not contain a co-insurance provision whereby Borrowers, in the event of loss, become a co-insurer), (b) policies of public liability insurance (the "Public Liability Insurance Policies"), in the amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) per occurrence with a self-insured retention of up to ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) per occurrence and a FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) aggregate amount, (c) qualified workers' compensation coverage against liability arising from claims of workers in respect of and during the period of any work on or about the Real Property, Borrowers also agree to require any subcontractors that may be employed to perform work on or about the Real Property to furnish certificates of workers' compensation insurance prior to the commencement of any work), and
(d) policies for such other insurance coverage as Bank may reasonably require. All policies shall be in forms approved by Bank from time to time (such approval not to be unreasonably withheld), shall be issued by a company or companies authorized to issue such insurance within the State of California and reasonably acceptable to Bank, and shall provide that the insurer shall notify Bank in writing not less than twenty (20) days prior to the cancellation of any such policy. The Public Liability Insurance Policies and the Property Damage Insurance Policies shall be delivered to and held by Bank and shall contain a loss payable endorsement naming Bank as additional insured.

5.13 BORROWERS' FINANCIAL INFORMATION. Borrowers shall each furnish to Bank such financial information as Bank may from time to time reasonably request. Borrowers shall each furnish to Bank monthly, not more than thirty (30) days after the end of each month, internally prepared consolidated financial statements and financial statements of each of the Borrowers individually, prepared in accordance with GAAP (excluding footnotes thereto and subject to year-end adjustments) and in forms reasonably acceptable to Bank.

5.14 PARENT FINANCIAL INFORMATION. Borrowers shall cause Bank to be furnished annually, not more than one hundred twenty (120) days after the end of each fiscal year of Parent, audited consolidated fiscal year-end financial statements of Parent in respect of its most recently completed fiscal year, which financial statements shall include (a) in each case, a balance sheet, income statement and statement of cash flows, changes in stockholders equity with an opinion of independent public accounts acceptable to Bank that does not contain a limitation of the scope of their examination, a departure from GAAP or an adverse opinion or a disclaimer of opinion (except for a disclaimer of opinion due to certain asbestos litigation against Parent) and
(b) as supplementary information, consolidating balance sheets and statements of operations, and cash flows for Parent and each of its subsidiaries, including Borrowers, including a report of the independent public accountants which expressly notes that "the schedules, although prepared by management, have been subjected to audit procedures applied in the audit of the basic financial statements and fairly state in all material respects, the financial data set forth therein."

5.15 PARENT SEC AND OTHER REPORTS. Promptly upon its becoming available, and in any case, not later than forty-five (45) days after each fiscal quarter with respect to Quarterly Reports on Form 10-Q and not later than ninety (90) days after each fiscal year with respect to Annual Reports on Form 10-K, Borrowers shall cause Bank to be furnished one copy of each financial statement, report, notice or proxy statement sent by Parent to stockholders generally and of each regular or periodic report, registration statement, or prospectus filed by Parent with any securities exchange or the Securities and Exchange Commission or any successor agency. If Parent at any time ceases to be a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended, the substance of the same information as would be required hereunder shall nonetheless be furnished to Bank in full accordance with the time frames hereof.

5.16 RESTRICTIONS ON DIVIDENDS. Neither of Borrowers shall directly or indirectly declare or make, or incur any liability to make, any Dividend, except that, during any fiscal year either or both of the Borrowers may make tax distributions to their Parent at the maximum taxable rate to satisfy tax obligations. Further, Borrowers may declare and make Dividends in an amount up to fifty percent (50%) of their pre-distribution available cash flow ("ACF"). ACF is defined as the sum of (x) EBITDA, less amounts to be required to be repaid pursuant to scheduled facility reductions hereunder (if any) from and after the date of such dividend declaration, less taxes, less cash interest expenses, less principal and interest expenses on other Indebtedness for the four consecutive fiscal quarters ending immediately prior thereto and (y) with respect to each acquisition, merger or other business combination made by a Borrower during the four consecutive fiscal quarters of such Borrower immediately prior thereto, the aggregate amount of earnings before interest, taxes, depreciation and amortization of the assets, capital stock, division or business group acquired in such acquisition, merger or other business combination (as reasonably allocable thereto) for the period beginning four fiscal quarters before the fiscal quarter end for which the ratio is then being calculated and ending on the date such acquisition, merger or other business combination was made. "Dividends" shall mean (a) cash distributions or any other distributions on, or in respect of, any class of capital stock or such corporation, except for distributions made solely in shares of stock of the same class, (b) any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock, unless such stock shall be redeemed or acquired through the exchange of such stock with stock of the same class, and (c) any other distributions of cash or other property or assets for any reason whatsoever to or for the benefit of Parent or to or for the benefit of any entity which is a direct or indirect subsidiary of Parent other than either of Borrowers; provided, however, that payments by either of the Borrowers to Parent in reimbursement of payments by Parent in respect of either of the Borrowers' allocable shares of expenses paid by Parent in the ordinary course of business, including for payroll expenses, workers' compensation expenses and insurance expenses, shall not be treated as Dividends hereunder.

5.17 LEVERAGE. Borrowers will maintain a maximum consolidated Debt-to-EBITDA Ratio of 3.70:1.0, calculated on a rolling four-quarter basis, defined as the previous ninety- (90-) day average of (a) the maximum availability under this Agreement, plus (b) "Other Permitted Indebtedness" (defined as interest-bearing debt), plus (c) outstanding letters of credit divided by the sum of (x) EBITDA for the four consecutive fiscal quarters ending immediately prior thereto and (y) with respect to each acquisition, merger or other business combination made by a Borrower during the four consecutive fiscal quarters of such Borrower immediately prior thereto, the aggregate amount of earnings before interest, taxes, depreciation and amortization of the assets, capital stock, division or business group acquired in such acquisition, merger or other business combination (as reasonably allocable thereto) for the period beginning four fiscal quarters before the fiscal quarter end for which the ratio is then being calculated and ending on the date such acquisition, merger or other business combination was made, less (d) capital expenditures (acquisitions excluded).

5.18 MINIMUM TANGIBLE NET WORTH. Borrowers shall not permit their consolidated Tangible Net Worth to be less than NINETEEN MILLION SEVEN HUNDRED FIFTY ONE THOUSAND AND NO/100 DOLLARS ($19,751,000.00), calculated on a rolling four-quarter basis.

5.19 FIXED CHARGE COVERAGE RATIO. Borrowers will maintain a minimum consolidated Fixed Charge Coverage Ratio of 1.35:1.0 calculated on a rolling four-quarter basis. "Coverage ratio" is defined as the sum of (x) EBITDA for the four consecutive fiscal quarters ending immediately prior thereto and (y) with respect to each acquisition, merger or other business combination made by a Borrower during the four consecutive fiscal quarters of such Borrower immediately prior thereto, the aggregate amount of earnings before interest, taxes, depreciation and amortization of the assets, capital stock, division or business group acquired in such acquisition, merger or other business combination (as reasonably allocable thereto) for the period beginning four fiscal quarters before the fiscal quarter end for which the ratio is then being calculated and ending on the date such acquisition, merger or other business combination was made, less tax distributions, less dividends, DIVIDED by amounts to be required to be repaid pursuant to scheduled facility reductions hereunder (if any) from and after the date of such dividend declaration, plus cash interest expense, plus principal and interest expenses on Other Permitted Indebtedness; provided, however, that the following shall be excluded from net earnings (a) any gain or loss arising from the sale of capital assets (real estate sales are not excluded), (b) any gain arising from any write-up of assets, (c) earnings of any other Person, substantially all of the assets of which have been acquired by Borrowers in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition, (d) net earnings of any Person in which Borrowers has an ownership interest, unless such earnings have actually been received by Borrowers in the form of cash distributions, (e) the earnings of any Person to which assets of Borrowers shall have been sold, transferred, or disposed of, or into which Borrowers shall have merged, to the extent that such earnings arise prior to the date of such transaction, and (f) any gain arising from the acquisition of any securities of Borrowers. "Fixed Charges" for any period shall include capitalized lease and other fixed noncontingent financial obligations and required payments of principal and interest on Indebtedness for such period.

5.20 LIMITATION ON INDEBTEDNESS. Borrowers shall not, without prior written approval of Bank, incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Indebtedness in excess of an aggregate of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) at any time except (a) Indebtedness arising out of this Agreement, (b) current liabilities for taxes and assessments incurred in the ordinary course of business, (c) Indebtedness in respect of current accounts payable or accrued or (d) borrowed funds or purchase money obligations incurred in the ordinary course of business, provided that all such liabilities, accounts, and claims shall be promptly paid and discharged when due or in conformity with customary trade terms.

5.21 SUBORDINATED DEBT. Debt owing to Parent subsequent to the Closing Date, if any, will be subordinated to Bank, whether incurred prior or subsequent thereto, excluding allocation or payment incurred in the ordinary course of business, including payroll expenses, workers' compensation expenses, insurance expenses and tax payments, pursuant to that Subordination Agreement signed by Parent of even date herewith.

5.22 NEGATIVE PLEDGE. Borrowers shall not create, incur, permit or suffer to exist any Lien upon any of its or their property or assets, real or personal, tangible or intangible, now owned or hereafter acquired, except for Permitted Liens. "Permitted Liens" shall mean: (a) Liens (if any) granted to Bank to secure the Loan, (b) pledges or deposits made to secure payments of workers' compensation insurance (or to participate in any fund in connection with workers' compensation insurance), (c) Liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due, (d) Liens for taxes assessments and governmental charges or reviews imposed upon Borrowers or upon Borrowers' income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (e) Liens arising from good faith deposits in connection with tenders, leases, real estate bids, or contracts (other than contracts involving the borrowing of money), pledges, or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, customs duties or other similar charges,
(f) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, provided that such restrictions do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use, or (g) Liens against the Collateral in an aggregate amount which may at no time exceed TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00). "Lien" shall mean any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

5.23 ERISA COMPLIANCE. Borrowers and each of their respective Subsidiaries shall, and to the extent such obligations are performed and/or administered by Parent, Borrowers shall cause Parent to: (a) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans;
(b) upon Banks' request, furnish to Bank each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each Plan year; (c) notify Bank immediately of any fact, including but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and (d) furnish to Bank, upon its request, such additional information concerning any of its Plans as may be reasonably requested. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued pursuant thereto; "Plan" shall mean an employee benefit plan or other plan maintained by either the Borrowers for employees of either of Borrowers and covered by Title IV or ERISA, or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1954, as amended; and "Reportable Event" shall have the meaning assigned to such term in Title IV of ERISA.

5.24 COMPLIANCE CERTIFICATE. Within thirty (30) days after the end of each quarter, each Borrower shall furnish to Bank a certificate in the form of Exhibits "L-1" and "L-2" attached hereto executed by the chief financial officer or chief executive officer of each Borrower, stating that a review of the activities of such Borrower during such fiscal quarter has been made under his or her supervision, and that such Borrower has observed, performed, and fulfilled each and every obligation and covenant contained herein and is not in default under any of the same or, if any such default shall have occurred, specifying the nature and status thereof, and setting forth a computation in reasonable detail as of the end of the period covered by such statements, of compliance with the covenants, terms and conditions hereof. With respect to any and all computations under this Article V, Bank may make and shall advise Borrowers of the results of its own determinations and computations and such determinations and computations of Bank shall for all purposes of this
Article V be conclusive and controlling.

5.25 NOTICE TO BANK. Each of Borrowers shall provide within five (5) Business Banking Days, notice in writing to Bank of (a) the occurrence of any Events of Default as defined in this Agreement or any of the other Loan Documents; (b) any change in name, identity or legal structure of either of Borrowers; (c) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00); or (d) any possibility of judgment or liability not fully covered by insurance, and which may result in any material adverse change in the business(es) or in the condition, financial or otherwise of either of Borrowers.

5.26 RESTRICTIONS ON REAL ESTATE DEVELOPMENT EXPENDITURES. Borrowers will not, without prior written Bank approval, expend more than THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) in any one fiscal year for residential or lodging properties. Residential or lodging properties shall be defined as real estate development that is not essential to normal operations of Borrowers' resorts, and will include the development of lots, homes, condominiums or interval planned unit developments.

                                  ARTICLE VI
                                   DEFAULT

6.1 EVENTS OF DEFAULT. Any of the following may, at Bank's option, constitute an "Event of Default:" (a) Borrowers fail to make any payment due on account of the Loan within ten (10) days following the date such payment is due, (b) either of Borrowers fail to observe or perform any term, condition, promise or covenant contained in this Agreement, any other Loan Document, or any material terms, conditions and covenants of any other agreement hereinafter entered into between either of Borrowers and Bank and such failure continues for a period of more than twenty (20) days after notice by Bank of such failure, (c) any warranty, representation or other statement by or on behalf of either of Borrowers contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement or in the making of any advance hereunder is false or misleading in any material respect when made, (d) either of Borrowers or Parent commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of either of Borrowers or Parent or any substantial part of any of their property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding commenced against any of them, (e) an involuntary case or proceeding is commenced against either of the Borrowers or Parent seeking liquidation, reorganization or other relief with respect to any of them or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of either of the Borrowers or Parent or any substantial part of any of their property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, (f) either of Borrowers or Parent makes an assignment for the benefit of their creditors, or admits in writing their inability to pay their debts generally as they become due, (g) either of the Borrowers fail to pay when due in accordance with its terms and provisions any other Indebtedness which failure materially impairs the security interests of Bank,
(h) the financial condition of either of the Borrowers or the security for the Loan is substantially affected in any material adverse manner in the reasonable opinion of Bank, (i) a material change in the status of the asbestos litigation of Parent which may result in material deterioration of Parent's financial condition, (j) any material change in ownership of either of the Borrowers, (k) any "Reportable Event" (as defined under ERISA) occurs which Bank determines in good faith constitutes proper grounds for the termination of any employee pension benefit plan or pension plan of either of Borrowers covered by ERISA by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States District Court of a trustee to administer any such plan, and such event continues for thirty (30) days after written notice of such determination shall have been given to either of the Borrowers, or (l) any Event of Default occurs under any other agreement or instrument between Bank and either of the Borrowers.

6.2 DEFAULT REMEDIES. Upon the occurrence and continuance of an Event of Default as hereinabove described, Bank may, at its option, to the extent allowed by law, declare the unpaid balance of the Note, together with the interest thereon, to be fully due and payable without presentation, demand, protest, or notice of any kind, and may, at its option, exercise any or all of the following remedies: (a) Bank may cease any advances upon the Loan, (b) Bank may enter upon the Real Property and take possession of the Collateral,
(c) Bank may employ watchmen at Borrowers' expense to protect the Collateral (including any building materials stored on the Real Property) from depreciation or injury, (d) Bank may declare an Event of Default to exist in any other agreement or instrument of either or both of Borrowers with or in favor of Bank (it being understood that such an Event of Default hereunder shall be deemed to be caused by cross-default and Event of Default under such other agreements and instruments), and (e) Bank may exercise any other remedies available to Bank at law or in equity, including requesting the appointment of a receiver, on an EX PARTE basis, to perform any acts required of either of the Borrowers under this Agreement, and Borrowers hereby specifically consent to any such request by Bank. The rights and remedies of Bank hereunder and in the other Loan Documents are cumulative and not exclusive, and may be enforced concurrently. Bank shall not be required to pursue or exhaust any Collateral or remedy before pursuing any other Collateral or remedy. For the purposes of carrying out any rights, powers or privileges under this Paragraph or otherwise under the Loan Agreements or any of the other Loan Documents, and exercising such rights, powers or privileges, Borrowers hereby irrevocably constitute and appoint Bank as each of their respective true and lawful attorneys-in-fact to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrowers.

In the event that any Event of Default that is a payment default with regard to any letter of credit shall occur, and said default is not cured according to the terms of the Letter of Credit Agreement, the total unpaid balance of principal of the letter of credit and accrued and unpaid interest thereon (past due interest being compounded) shall then begin accruing interest at the Bank's Prime Interest Rate, plus two and one-half percent (2.5%) per annum (the "Default Rate"), to the fullest extent permitted by law, until such time as all past due payments and accrued interest are paid and all defaults are cured. At that time, the interest rate will revert to that rate provided in the letter of credit. Borrowers acknowledge that the effect of this Default Rate could operate to compound some of the interest obligations due, and the Borrowers hereby expressly assent to such compounding should it occur.

6.3 WAIVER OF DEFAULT. Any waiver, permit, consent or approval of any kind by Bank, or any holder of the Note, of any breach or default hereunder, must be in writing and shall be effective only to the extent set forth in such writing. No waiver by Bank of the performance of any covenant or agreement contained herein or in the Loan Documents or of any breach of this Agreement or the Loan Documents shall thereafter affect in any manner the right of Bank to require and force performance of any such covenant or agreement, nor shall waiver be deemed to constitute or constitute a waiver of any subsequent breach or breaches of the same or any prior or subsequent breach of any other term or condition on the part of Borrowers or any other party to be kept or performed. The receipt by Bank of any payment on any obligation hereby secured, with knowledge of any breach of covenant contained herein to be performed by either of Borrowers, shall not be deemed to be a waiver as to any breach of any covenant of agreement or condition to be performed by Borrowers and contained herein, or in any other Loan Documents. No delay or omission by Bank in the exercise of any right or remedy occurring upon a default or in the doing of any of the matters and things by it permitted to be done under the terms and provisions of this Agreement or any of the other Loan Documents shall impair any such right or remedy, not be construed to be a waiver of any such default or acquiescence therein, nor shall it affect any subsequent default of the same or a different manner, and every right or remedy may be exercised from time to time and as often as it is deemed expedient by Bank.

                                 ARTICLE VII
                                MISCELLANEOUS

7.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns.

7.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no modifications of this

Agreement shall be deemed effective unless executed in writing by Bank and Borrowers subsequent to the date hereof.

7.3  ARBITRATION.

     (a) Binding Arbitration. Upon the demand of Borrowers or Bank (collectively the "parties"), whether made before the institution of any judicial proceeding or not more than sixty (60) days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in San Francisco, California, in accordance with the terms of this arbitration clause. A "Dispute" shall include any action, dispute, claim, or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter occurring between the parties arising out of, pertaining to or in connection with this Agreement or any related agreements, documents, or instruments (the "Documents"). The parties understand that by this Agreement they have decided that the Disputes may be submitted to arbitration rather than being decided through litigation in court and that once decided by an arbitrator the claims involved cannot be brought, filed or pursued in court.

     (b) Governing Rules. Arbitration conducted pursuant to this Agreement, including selection of arbitrators, shall be administered by the American Arbitration Association ("Administrator") pursuant to the Commercial Arbitration rules of the Administrator. Arbitration conducted pursuant to the terms hereof shall be governed by the provisions of the Federal Arbitration Act (Title 9 of the United States Code), and to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of California. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or similar governing state law. Any party who fails to submit to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party in compelling arbitration of any Dispute.

     (c) No Waiver, Preservation of Remedies, Multiple Parties. No provision of, nor the exercise of any rights under, this arbitration clause shall limit the right of any party to: (1) foreclose against any real or personal property collateral or other security; (2) exercise self-help remedies (including repossession and setoff rights); or (3) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other exercise of rights under this Paragraph (c) shall be a Dispute hereunder.

     (d) Arbitrator Powers and Qualifications; Awards. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law as set forth in paragraph 7.11 hereof. Arbitrators may make an award of attorneys' fees and expenses if permitted by law or the agreement of the parties. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this arbitration clause. Any arbitrator selected to act as the only arbitrator in a Dispute shall be required to be a practicing attorney with not less than ten (10) years practice in commercial law in the State of California. With respect to a Dispute in which the claims or amounts in controversy do not exceed FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), a single arbitrator shall be chosen and shall resolve the Dispute. In such case, the arbitrator shall have authority to render an award up to but not to exceed FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) including all damages of any kind whatsoever, costs, fees and expenses. Submission to a single arbitrator shall be a waiver of all parties' claims to recover more than FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). A Dispute involving claims or amounts in controversy exceeding FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) shall be decided by a majority vote of a panel of three (3) arbitrators ("Arbitration Panel"). An Arbitration Panel shall be composed of one arbitrator who would be qualified to sit as a single arbitrator in a Dispute decided by one (1) arbitrator, one who has at least ten (10) years experience in commercial lending and one who has at least ten (10) years experience in the Borrowers' industry. Arbitrator(s) may, in the exercise of their discretion, at the written request of a party in any Dispute: (1) consolidate in a single proceeding any multiple party claims that are substantially identical and all claims arising out of a single loan or series of loans including claims by or against Borrowers, Guarantors, sureties and or owners of collateral if different from the Borrowers; and (2) administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. If the Arbitration is conducted pursuant to the terms of an agreement between the Bank and the Borrowers related to the indebtedness guaranteed, then the Arbitration Panel shall be the one selected by the Borrowers and Bank pursuant to their agreement to decide the Dispute between them. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this Agreement or the arbitrability of any Dispute or any claim that all or any part (including this provision) is void or voidable but shall have no power to change or alter the terms of this Agreement. The award of the arbitrator(s) shall be in writing and shall specify the factual and legal basis for the award. Single Arbitrators and Arbitration Panels shall be required to make specific, written findings of fact and conclusions of law.

     (e) Miscellaneous. To the maximum extent practicable, the Administrator, the arbitrator(s) and the parties shall take any action necessary to require that an arbitration proceeding hereunder be concluded within 180 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any party's failure to proceed within the times established herein. Arbitration proceedings hereunder shall be conducted in Nevada at a location determined by the Administrator. In any such proceeding a party shall state as a counterclaim any claim which arises out of the transaction or occurrence or is in any way related to the Documents which does not require the presence of a third party which could not be joined as a party in the proceeding. The provisions of this arbitration clause shall survive any termination, amendment, or expiration of the Documents and repayment in full of sums owed to Bank by Borrowers unless the parties otherwise expressly agree in writing. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or as required by applicable law or regulation.

7.4 CAPTIONS. The captions to the articles and paragraphs of this Agreement are for the convenience of the parties only, and not a part of this Agreement.

7.5 TIME OF THE ESSENCE. Time is of the essence under the Agreement and of all the other Loan Documents.

7.6 MATERIALITY. All covenants, agreements, representations and warranties made herein, and in all the other documents to be delivered in support of the Loan, shall be deemed to have been material and relied upon by Bank.

7.7 CONFLICT. If there is any conflict between the terms hereof and of the other Loan Documents executed in connection herewith, such conflict shall be resolved by conferring upon the Bank the greatest right and/or the most beneficial terms provided hereunder or under any of such other Loan Documents; if such conflict is not susceptible to resolution in the foregoing manner, the provisions of this Agreement shall control.

7.8 NOTICES. All notices, request and communications shall be in writing, by fax or by telex (or by telephone promptly confirmed in writing, by fax or by telex), and shall be addressed as follows:

     A.  If to Borrowers:

     SIERRA-AT-TAHOE, INC.
     c/o Northstar-At-Tahoe
     P. O. Box 129
     Truckee, California  96160
     Attn:  Ms. Nanci N. Northway
     Facsimile Number: 916-659-7749

     TRIMONT LAND COMPANY
     c/o Northstar-At-Tahoe
     P. O. Box 129
     Truckee, California  96160
     Attn:  Ms. Nanci N. Northway
     Facsimile Number: 916-659-7749

In each case with copies to:

     FIBREBOARD CORPORATION
     2121 North California Boulevard, Suite 560
     Walnut Creek, California  94596
     Attn:  Garold E. Swan
     Facsimile Number: 510-274-0714

     B.  If to Bank:

     FIRST INTERSTATE BANK OF NEVADA, N.A.
     Corporate Banking Division, #727R
     One East First Street
     Reno, Nevada  89501
     Facsimile Number: 702-334-5697

     With copies to:

     Bradley B Anderson
     Attorney at Law
     One East First Street
     Suite 1108
     Reno, Nevada  89501-1609
     Facsimile Number: 702-786-1750

Notices may be sent by hand delivery, or by mail (by registered or certified mail, return receipt requested) or by facsimile, telex or by telephone (promptly confirmed in writing, by facsimile or by telex). Either party may, by proper written notice, change the address to which notices shall be effective when received. Notices will be deemed received three (3) days after deposit in the mail, or upon delivery, whichever occurs first.

7.9 INSPECTIONS. Upon reasonable notice from Bank, each of Borrowers agree to make the Collateral available to Bank or its agents for purposes of inspection, inventory and appraisal. Such inspection, inventory and appraisal shall be performed at a time reasonably determined by Bank. Further, Bank shall at all times have access at reasonable business hours to inspect, audit and make extracts from all or both of Borrowers' records, files and books of account, all at Bank's expense.

7.10 SUCCESSORS AND ASSIGNS. The Agreement is made for the sole protection of Borrowers and Bank, and their respective successors and assigns, and no other person or persons shall have any right of action hereof.

7.11 GOVERNING LAW. This Agreement and the other Loan Documents are, in all respects, to be governed by the laws of the State of California and if any action is taken to enforce the terms of the Loan Documents such action shall be commenced and maintained within the State of California.

7.12 ATTORNEY FEES. Borrowers will reimburse Bank for all costs, expenses and reasonable actual attorney fees expended or incurred by Bank in enforcing this Agreement and each of the other Loan Documents, in actions for declaratory relief in any way related to this Agreement or any other Loan Document, or in collecting any sum which becomes due Bank on the Note or any other Loan Documents.

7.13 OTHER DOCUMENTS. The parties will execute any and all documents, instruments, and papers necessary to effectuate the intent of this Agreement, including each of the other Loan Documents, and to effectuate the intent of each of such other Loan Documents.

7.14 GENDER AND NUMBER. As used herein the neuter shall include the masculine and feminine and the singular shall include the plural, as the context requires.

7.15 POWER OF ATTORNEY. Borrowers do each hereby irrevocably appoint, designate, empower and authorize Bank, as agent, to file for record any documents, matters or information that Bank deems necessary to file for its protection under this Agreement or the other Loan Documents. The appointment of Bank as agent is hereby expressly declared to be that of an agency coupled with an interest, and as such is to be irrevocable but is not to be construed as an assumption or obligation of Bank so to act.

7.16 RIGHT TO ACT. Bank shall have the right to commence, to appear in, or to defend any action of proceeding purporting to affect the rights or duties of the parties hereunder or the security interest of Bank. In connection therewith, Bank shall have the right to pay in advance all necessary costs and expenses including reasonable attorney fees, all of which Borrowers agree to repay to Bank upon demand. All advances and expenses incurred or paid by Bank and all other amounts paid by Bank under this Paragraph 7.16 shall be added to the balance of the Note as Bank may determine.

7.17 "TOMBSTONE" ADVERTISEMENTS; BOUND VOLUMES. Borrowers agree that Bank shall have the right to prepare and release to the Wall Street Journal, other newspapers, periodicals or other media of its choice announcements regarding this financing, including traditional "tombstone" advertisements. In addition, in the event that Bank consolidates and binds the Loan Documents into one or more bound volumes, Borrowers shall pay for the costs and expenses thereof (not to exceed FIVE HUNDRED AND NO/100 DOLLARS ($500.00) in the aggregate) promptly upon receiving any invoice(s) therefor.

7.18 EFFECT OF THIS AGREEMENT. In connection with the Sierra Loan and the Trimont Loan, the Borrowers made, executed, delivered, ratified and reaffirmed (as the case may be ) the terms, conditions and covenants of all documents associated with each loan, including, but not limited to the promissory notes, loan agreements, deeds of trust, security agreements, financing statements, assignments, etc. (the "Prior Loan Documents"). This Agreement and the other Loan Documents entered into in connection herewith, amend, restate and supersede the Prior Loan Documents (including, without limitation, all Indebtedness owing under the Sierra Loan Agreement and the Trimont Loan Agreement) in their entirety. Borrowers' obligations and all Bank's rights under this Agreement and the Loan Documents, or any instrument executed pursuant to or in furtherance of this Agreement, shall continue until all Borrowers' obligations have been fully satisfied, regardless of whether Bank agrees to any extensions of time hereunder, under the Note or otherwise. On and after the Closing Date, all amounts outstanding under the Sierra Note and the Trimont Notes shall be deemed for all purposes to be amounts outstanding under this Agreement and shall be governed by and entitled to the benefits of this Agreement and the other Loan Documents.

7.19 OBLIGATIONS OF BORROWERS JOINT AND SEVERAL. All obligations of Borrowers hereunder and under each of the other Loan Documents shall be joint and several upon each of the Borrowers in all respects.

7.20 ASSIGNABILITY OF BANK'S RIGHTS. Bank shall at any time and from time to time have the right, in its sole and absolute discretion, to assign all or any portion (e.g., through a "participation agreement") of its rights in, to and under this Agreement, the Note and/or any of the other Loan Documents, and/or any promissory note, loan agreement, security instrument, and/or other document of any kind or nature pertaining to any other loan made by Bank to either or both of Borrowers, to any one or more parties.

7.21 INCORPORATION OF RECITALS. The "Recitals" section of this Agreement is incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing instrument of the day and year first above written.

BORROWERS:

SIERRA-AT-TAHOE, INC., a Delaware      TRIMONT LAND COMPANY, a
corporation                            California corporation, doing business
                                       as Northstar-At-Tahoe

By:     /s/ William A. Jensen          By:      /s/ William A. Jensen
      --------------------------             ---------------------------
Its:           President               Its:            President
      --------------------------             ---------------------------

BANK:

FIRST INTERSTATE BANK OF NEVADA,
NATIONAL ASSOCIATION

By:        /s/ Darby Watson
      ----------------------------
Its:        Vice President
      ----------------------------

                        INDEX OF DEFINITIONS AND TERMS

ACF, 21                                   Loan, 1
Administrator, 28                         Loan Agreements, 1
ALTA Title Insurance Policy, 13           Loan Documents, 4
Assignment of Permits, 12                 Material Adverse Effect, 18
Bank, 1                                   Maturity Date, 11
Borrowers, 1                              Maximum Permissible Loan Balance, 11
Borrowers' Funded Debt-to-Cash Flow       Note, 4
Ratio, 4                                  Other Permitted Indebtedness, 22
Business Banking Day, 6                   Parent, 13
Closing, 4                                Participation Agreement, 33
Closing Certificates, 14                  Permitted Liens, 23
Closing Date, 4                           Person, 19
Collateral, 12                            Personal Property, 12
Coverage ratio, 22                        Plan, 24
Debt-to-Cash Flow Ratio. See Borrowers'   Pledge Agreement, 12
Funded Debt-to-Cash Flow Ratio            Prior Loan Documents, 33
Deed of Trust, 11                         Real Property, 11
Dispute, 28                               Reference Rate, 5
Dividends, 21                             Reportable Event, 24
Documents, 28                             Scheduled Closing Date, 4
EBITDA, 4                                 Security Agreements, 12
Environmental Reports, 17                 Security Documents, 4
ERISA, 24                                 Sierra, 1
Events of Default, 25                     Sierra Loan, 1
Fixed Charges, 23                         Sierra Loan Agreement, 1
Governmental Authority, 18                Sierra Note, 1
Indebtedness, 18                          Ski Permit Agreement, 11
Indemnities, 12                           Special Covenants, 11
Interest Period, 5                        Stock Certificates, 12
L/C Exposure, 2                           Subordination Agreement, 12
Letters of Credit, 2                      Subsidiary, 17
LIBOR, 5                                  Trimont Loan, 1
LIBOR Rate, 5                             Trimont Loan Agreement, 1
Lien, 24                                  Trimont Notes, 1

                               LIST OF EXHIBITS

Exhibit A    Secured Reducing Revolving Line of Credit Promissory Note
Exhibit B    Deed of Trust and Assignment of Rents, Issues and Profits, with
             Amendment
Exhibit C    Special Covenants and Agreements Regarding Ski Permits, with
             Amendment
Exhibit D    Agreement Concerning First Interstate Bank of Nevada Loan for
             Holder Term Special Use Permit Number 4185
Exhibit E-1  Security Agreement for Trimont, with Amendment
Exhibit E-2  Security Agreement for Sierra, with Amendment
Exhibit F-1  Assignment of Permits, Licenses, Variances, Approvals, Plans and
             Specifications for Trimont, with Amendment
Exhibit F-2  Assignment of Permits, Licenses, Variances, Approvals, Plans and
             Specifications for Sierra, with Amendment
Exhibit G-1  Environmental Indemnity for Trimont, with Amendment
Exhibit G-2  Environmental Indemnity for Trimont and Sierra, with Amendment
Exhibit H    Pledge Agreement, with Amendment
Exhibit I    Subordination Agreement
Exhibits J-1
through J-4  Copies of UCC Financing Statements
Exhibit K-1  Closing Certificate - Trimont
Exhibit K-2  Closing Certificate - Sierra
Exhibit K-3  Closing Certificate - Fibreboard
Exhibit L-1  Compliance Certificate - Trimont
Exhibit L-2  Compliance Certificate - Sierra